Exhibit 10.2

April 20, 2010

James Jerome

Re: Amendment to Performance Options

Dear Jim:

I am pleased to inform you that the Board of Directors of NetSpend Holdings, Inc. (the “Company”) has favorably amended the performance stock options previously granted to you (the “Options”) under the Amended and Restated NetSpend Holdings, Inc. 2004 Stock Option and Restricted Stock Plan (the “Plan”).  Prior to this amendment, the Options generally could not vest unless a performance target was achieved in connection with a Change in Control or an IPO and you remained employed for a specified period of time.  This amendment generally provides that the Option performance target will be deemed to have been achieved if a Change in Control occurs on or before December 31, 2011.  This amendment also provides an alternative method for achieving the performance target by establishing EBITDA goals.

To effect these changes, the “Vesting and Exercise Schedule” set forth in your Notice of Grant (“Option Notice”) has been amended as set forth below.  If there is any conflict between the preceding paragraph and the amended provisions below, the amended provisions will govern.

Amended Vesting and Exercise Schedule in Option Notice (This replaces the Vesting and Exercise Schedule in your Option Notice, as previously amended)

Vesting and Exercise Schedule

1.  Dual Vesting Conditions.

(a)   Except as set forth in subsection (e) below, this Option shall become vested subject to two conditions, a performance-based vesting condition and, to the extent the performance-based vesting condition is met, a time-based vesting condition, each as described herein.

(b)   Subject to the time vesting condition set forth in subsection (c) below, 100% of the Option shall become eligible for vesting on the date the Company achieves a Performance Condition (as defined in Section 2 below).

(c)   If you have remained continuously employed through the date the Company achieves a Performance Condition (defined in Section 2), the Option shall vest in four equal annual installments,

beginning on the first anniversary of the Vesting Measurement Date, subject to your continued service or employment through the applicable vesting date.  Notwithstanding the foregoing, in the event that prior to or in connection with a Change in Control (excluding any Change in Control that also constitutes an Initial Public Offering), the Company has achieved or achieves, as applicable, a Performance Condition: (1) if the Option is not being assumed by, or substituted for new options (“New Options”) covering the stock of the surviving, successor or purchasing corporation, or a parent or subsidiary thereof, 100% of the Option shall vest upon the consummation of the Change in Control, and (2) if, during the twelve-month period following such Change in Control, a Termination of Service occurs as a result of a termination of your employment by the Company or any Affiliate for any reason other than (A) for Cause or (B) Disability, 100% of the assumed Option or New Options, as applicable, shall vest immediately.  For clarification, in the event of your termination of employment by the Company for Cause, due to your resignation, or as result of your Disability or death, the assumed Option or new Options will not vest pursuant to this subsection (c).

(d)   Example.  The following is an example (and assumes that no Change in Control occurs):  If the Company achieves the Equity Value Target 13 months following the Vesting Measurement Date in connection with an Initial Public Offering, 25% of the Option will vest on the date the Company achieves the Equity Value Target and the remainder of the Option will vest in three equal annual installments on the next three anniversaries of the Vesting Measurement Date, subject to your continued service or employment with the Company or an Affiliate through the applicable vesting date.  If the Company achieves the Equity Value Target five years following the Vesting Measurement Date, 100% of the Option will vest on the date the Company achieves the Equity Value Target so long as you have remained employed with the Company or an Affiliate through the date the Company achieves the Equity Value Target.

(e)   In the event a Change in Control has not occurred on or prior to the sixth anniversary of the Vesting Measurement Date, 100% of the Option, to the extent not previously vested or terminated, shall vest on the sixth anniversary of the Vesting Measurement Date so long as you have remained continuously employed with the Company or an Affiliate through such date.

2.     Performance-Based Vesting Condition.

(a)   The performance-based vesting condition described in Section 1 shall be achieved if any of the events described below (each, a “Performance Condition”) occurs:

(i)    a Change in Control occurs on or prior to December 31, 2011, in which case, the Performance Condition shall be achieved as of the date of the change in Control; or

(ii)   a Change in Control occurs after December 31, 2011, and the Equity Value Target is achieved in connection with the Change in Control, in which case, the Performance Condition shall be achieved as of the date of the Change in Control; or

(iii) an Initial Public Offering occurs and the Equity Value Target is achieved following the Initial Public Offering, in which case, the Performance Condition shall be achieved as of the date the Equity Value Target is achieved; or

(iv)  the EBITDA Hurdle is achieved at any time, in which case, the Performance Condition shall be achieved as of the fifteenth (15th) day of the third month of the fiscal year following the fiscal year with respect to which the EBITDA Hurdle is achieved.

(b)   Equity Value Target.  The Company shall have achieved the “Equity Value Target” on the date that the Company’s Equity Value equals or exceeds for the first time the Equity Value Hurdle (each as defined below).  Determination of whether the Equity Value Hurdle has been achieved shall be made only (i) in connection with a Change in Control of the Company and/or (ii) upon or at any time, and from time to time, following an Initial Public Offering (as defined below), all as provided below.  The initial “Equity Value Hurdle” (measured as of April 1, 2010) is $1,383,784,330 and shall be increased from time to time as follows (without duplication):

(i)                                     in the event that the Company raises additional capital from the sale of equity by the Company, the proceeds of which are used to fund acquisitions by the Company or any subsidiary thereof, based on the following formula:

a.               I = (EVH/(1-N/FD))-EVH, where

i.	I is the amount of the increase in each Equity Value Hurdle,

ii.	EVH is the Equity Value Hurdle in effect immediately prior to such issuance,

iii.	N is the number of common stock equivalents of the Company issued in connection with such sale of equity, and

iv.	FD is the fully diluted number of common stock equivalents of the Company outstanding after giving effect to such issuance.

(ii)          in the event that the Company issues securities of the Company in connection with any acquisition by the Company or any subsidiary thereof (whether by way of merger, acquisition or similar transaction), joint venture, corporate partnering arrangement or similar arrangement, based on the following formula:

a.               I = (EVH/(1-N/FD))-EVH, where

i.	I is the amount of the increase in each Equity Value Hurdle,

ii.	EVH is the Equity Value Hurdle in effect immediately prior to such issuance,

iii.	N is the number of common stock equivalents of the Company issued in connection with such acquisition, joint venture, corporate partnering arrangement or similar arrangement, and

iv.	FD is the fully diluted number of common stock equivalents of the Company outstanding after giving effect to such issuance.

(iii)       by the aggregate value of other consideration (including assumed indebtedness) paid by the Company or any subsidiary thereof (as determined in good faith by the Board) in connection with any such acquisition, transaction or arrangement by the Company or any subsidiary thereof.

The Company shall promptly determine the amount of any such increase in the Equity Value Hurdle and shall provide written notice to you of any such increase in the Equity Value Hurdle.

(c)   EBITDA Hurdle.  The EBITDA Hurdle is $85 million for the fiscal year ending December 31, 2011.  The EBITDA Hurdle for any subsequent fiscal year is $85 million plus a cumulative increase of 10% per year, compounding annually (e.g., $93,500,000 for the fiscal year ending December 31, 2012, and $102,850,000 for the fiscal year ending December 31, 2013).  The EBITDA Hurdle shall be deemed to have been achieved thirty (30) days following the completion of the Company’s audited financial statements for the applicable year.

3.     Clarification Regarding Option Vesting and Forfeiture.  If a Change in Control occurs prior to the sixth anniversary of the Vesting Measurement Date, and no Performance Condition has been achieved as of or prior to the Change in Control, the Option shall not be exercisable and shall terminate as of the consummation of such Change in Control without any payment therefor.  Prior to an Initial Public Offering, the Option will only be eligible to vest upon a Change in Control (based on the Equity Value as of the Change in Control or the achievement of the EBITDA Hurdle prior to the Change in Control) or upon the sixth anniversary of the Vesting Measurement Date.

4.     Additional Definitions:  For purposes of this Notice of Grant, the Stock Option Agreement and the Plan:

(a)   “Initial Public Offering” or “IPO” means the first firm commitment underwritten public offering for shares of Common Stock pursuant to an effective registration statement under the Securities Act with aggregate gross proceeds of at least $40,000,000.

(b)   “EBITDA”  for any period shall mean the sum of the Company’s consolidated net earnings (or loss) before interest expense, income taxes, depreciation and amortization for said period as determined by the Board in accordance with generally accepted accounting principles applied on a consistent basis; provided, that the Board (1) shall adjust EBITDA to neutralize the impact of the compensation charge for equity compensation and (2) retains the discretion to adjust EBITDA up or down to reflect restructurings, extraordinary or non-recurring items, discontinued operations and cumulative effects of accounting changes.  For the avoidance of doubt, EBITDA is determined by the Board in its sole discretion.

(c)   “Equity Value” means, with respect to a determination made in connection with a Change in Control, the aggregate value of the fully-diluted equity of the Company, as determined in good faith by the Board based on the proceeds received in connection with a Change in Control.  With respect to a determination made upon or at any time, and from time to time, following the date of an IPO and not made in connection with a Change in Control, a particular Equity Value Hurdle shall be deemed to be achieved only upon the aggregate market capitalization of the Common Stock being equal to or greater than the applicable Equity Value Hurdle for thirty consecutive trading days.  For purposes of the foregoing, the market capitalization of the Common Stock shall be determined by multiplying the average of the closing sale prices (without regard to after-hours trading) of the Common Stock on the applicable securities exchange for the applicable 30 consecutive trading days by the weighted average number of shares of the Common Stock outstanding during such 30-day trading period.

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Except as modified above, your Option shall remain in full force and effect.

Sincerely yours,

/s/ Dan Henry

Dan Henry